SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

F O R M  8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     April 23, 2007

NORTH BAY BANCORP
(Exact name of registrant as specified in its charter)

California	0-31080	68-0434802
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1190 Airport Road, Suite 101, Napa, California 94558
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (707) 257-8585

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

 Item 1.01. Entry into Definitive Agreement.

On April 23, 2007, the Board of Director of North Bay Bancorp approved an amendment to the  Rights Agreement dated as of October 28, 2002 with Registrar and Transfer Company (the “Rights Agent”) (the “Rights Agreement”) which granted one right for each share of  North Bay common stock outstanding as of November 15, 2002 (the “Record Date”) and for each share of Common Stock  issued between the Record Date and a Distribution Date, as defined in the agreement.  The amendment confirms that the Rights Agreement does not apply to the merger of North Bay Bancorp with and into Umpqua Holdings Corporation pursuant to the Agreement and Plan of Reorganization by and among Umpqua Holdings Corporation, Umpqua Bank, North Bay Bancorp and The Vintage Bank, dated as of January 17, 2007.

Under the Rights Agreement, prior to the Distribution Date,  the Company may supplement or amend the Rights Agreement without the approval of any holders of Rights by action of its Board of Directors, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment. As of the date of this Amendment the Distribution Date had not occurred and no Rights were exercisable.

Item 8.01.  Other Events

At a special meeting of shareholders held on April 25, 2007, the shareholders of North Bay Bancorp approved the principal terms of an Agreement and Plan of Reorganization by and among Umpqua Holdings Corporation, Umpqua Bank, North Bay Bancorp and The Vintage Bank, dated as of January 17, 2007, and the accompanying Plan of Merger, pursuant to which North Bay Bancorp will be merged with and into Umpqua Holdings Corporation.

Approval required a majority of the outstanding shares of North Bay Bancorp common stock. 2,746,887 shares, or 65.4% of the outstanding shares voted for the proposal, 189,765 shares, or 4.5% voted against the proposal , and 16,954 shares or 0.4% abstained.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2007

NORTH BAY BANCORP

 /s/ Terry L. Robinson

Terry L. Robinson, President and Chief

Executive Officer (Principal Executive Officer)

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